The CIT Group/
Commercial Services, Inc.
1211 Avenue of the Americas
New York, NY 10036



                                               February 23, 1998


Leslie Fay Marketing, Inc.
1412 Broadway
New York, New York 10018

Gentlemen:

Reference is made to the Revolving Credit Agreement between us, dated as of June 2, 1997, as supplemented and amended (herein the "Agreement"). Capitalized terms used herein and defined in the Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

Pursuant to mutual understanding, effective as of December 31, 1997, the Agreement is hereby amended as follows:

           1. Section 10.15 of Article X of the Agreement entitled "Negative Covenants" is hereby deleted in its entirety and shall hereafter read as follows:

                                 "10.15.   Minimum  Consolidated   Tangible  Net
                      Worth. The Borrower will not permit the Parent's Consolidated Tangible Net Worth to be less than the following amounts during and at the end of each of the following fiscal months: (a) $34 million for each of the fiscal months of April, May, June, July and August of 1997, (b) $35 million for each of the fiscal months of September, October and November of 1997, (c) $35 million for each of the fiscal months of December of 1997 and January, February, March, April, May, June, July, and August of 1998, and (d) $37 million for each fiscal month thereafter."

           2. Section 10.17 of Article X of the Agreement entitled "Negative Covenants" is hereby deleted in its entirety and shall hereafter read as follows:

                                 "10.17.  Minimum Ratio of Consolidated  Current
                      Assets to Consolidated Current Liabilities. The Borrower will not permit the ratio of the Parent's Consolidated Current Assets to the Parent's Consolidated Current


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                                       -2-

                      Liabilities to be less than (a) 2.60 to 1.00 as of the end of the second fiscal quarter of 1997, (b) 2.60 to 1.00 as of the end of the third fiscal quarter of 1997 (c) 2.60 to
                      1.00 as of the end of the  fourth  fiscal  quarter of 1997
                      (d) 3.00 to 1.00 as of the end of the first fiscal quarter of 1998 (e) 3.10 to 1.00 as of the end of the second, third and fourth fiscal quarters of 1998 and (f) 3.30 to
                      1.00 as of the end of each fiscal quarter thereafter."

           3. Section 10.20 of Article X of the Agreement entitled "Negative Covenants" is hereby deleted in its entirety and shall hereafter read as follows:

                                 "10.20.  Capital  Expenditures.   The  Borrower
                      shall not make Capital Expenditures in an amount greater than (i) $1.5 million in the aggregate for the period from the Closing Date through January 3, 1998, (ii) $2.5 million in the aggregate for the 1998 fiscal year, and
                      (iii) $2.5 million in the aggregate for the 1999 fiscal year, and for each fiscal year thereafter."

Except to the extent specifically set forth herein, no other change or waiver of any of the terms or provisions of the Agreement is intended or implied, and all of the terms and conditions of the Agreement shall continue in full force and effect. This letter shall not constitute a waiver by us of any other default under the Agreement, whether or not we have knowledge of same and shall not constitute a waiver of any other defaults whatsoever.

If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter.

                                         Very truly yours,

                                         THE CIT GROUP/COMMERCIAL SERVICES, INC.


                                         By   /s/John Hendrickson
                                              Name:  John Hendrickson
                                              Title:   Vice President


Read and Agreed to:

LESLIE FAY MARKETING, INC.

By   /s/Warren Wishart
     Name:  Warren Wishart
     Title:    Chief Financial Officer